Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q2 2021 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Second Quarter 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Mike Weil, our CEO. Mike?

Mike Weil

Thank you, Louisa. Good morning and thank you all for joining us today.

Our Second Quarter results highlight the strength, predictability and performance of our best-in-class, necessity-based portfolio, especially our single-tenant assets that are net leased to predominately investment-grade and implied investment-grade tenants. We continue to de-risk our balance sheet using all the tools at our disposal, such as the asset-backed securities we issued during the quarter and the commencement of an initiative to reduce Net Debt to Adjusted EBITDA. We believe these efforts will result in an investment grade rating over time. We meaningfully lowered Net Debt to Adjusted EBITDA to 7.4x from 8.3x during the last quarter after paying down maturing mortgages and growing Adjusted EBITDA. The growth in Adjusted EBITDA was driven, in part, by robust leasing in the multi-tenant portfolio combined with our focus on controlling costs that lowered G&A. The factors also contributed to a per-share AFFO increase of 30.0% to $0.26 for the second quarter, up from $0.20 last year. Cash NOI grew 19.5% to $65.4 million from $54.7 million in second quarter, 2020, and same store NOI increased $2.3 million to $64.5 million over the same period, driven in part by substantial leasing momentum in the multi-tenant segment of our portfolio. At quarter end, total portfolio occupancy was 94.9%, up a point from 93.9% at the end of last year and our $4.1 billion portfolio has grown by 92 properties and 1.0 million square feet since the end of the second quarter of 2020. Annualized straight-line rent has increased $14 million to $286 million.

We've accomplished this performance in an environment that is showing increased competitive activity, yet we remain disciplined underwriters. This is reflected in our high-quality portfolio where a majority of leases are with investment grade rated or implied investment grade rated tenants and the fact that we have avoided any material bankruptcies in our portfolio. As of June 30, 2021, among our single-tenant assets, 61% of straight-line rent comes from investment grade and implied investment grade tenants including 70% of our top 20 tenants portfolio-wide.

I'd like to take a moment and focus on the lease expiration schedule for our portfolio. Based on annualized straight-line rent, as of June 30th our full year exposure to expiring leases is only 2% in each of our multi-tenant and single-tenant portfolios. Please refer to our filed 10-Q for further information on events following this reporting period. Our long duration leases and staggered lease expirations provide us with ample opportunity to extend near term leases. Near term maturity monitoring and early engagement with current or potential replacement tenants has long been a part of our asset management strategy. In some cases, starting two years before a lease is set to renew allows sufficient time to navigate a positive outcome for all parties. No single property in our 939 property portfolio that has less than two years of remaining lease term represents more than 2% of our annualized straight-line rent, providing further diversification to complement our staggered lease expirations. Our two largest tenants, Truist and Sanofi, have weighted-average remaining lease terms of 8.1 years and 11.5 years, respectively.

Our portfolio's diversification is supported by our acquisition efforts, which are focused on retail assets that have long remaining lease terms and contractual rent increases. We closed on 17 such assets during the second quarter which, combined with first quarter acquisitions and our forward pipeline, totals 63 potential property acquisitions in 2021 for $196.7 million at a weighted-average cap rate of 8.4%, and 11.3 years of weighted-average remaining lease term. We take a disciplined and opportunistic approach to acquisitions and have targeted acquisitions that we believe provide superior risk-adjusted returns. Since 2017, we have acquired over 500 properties with a weighted average remaining lease term at acquisition of 16 years and a weighted-average cap rate of 8.1%. 77% of the properties we have acquired have been service retail properties.

Retail comprises 71% of the 12.6 million square foot single-tenant portfolio based on straight-line rent, with the balance consisting of 16% distribution and 13% office properties. Of the retail portion, 83% are Service Retail properties that we believe to be necessity-based in nature and more resistant to e-commerce. As of June 30th, occupancy across the single-tenant portfolio is over 99%, with a weighted-average remaining lease term of 10.1 years and 1.3% average annual rent escalators.

Our 33 property, 7.2 million square foot multi-tenant portfolio has executed occupancy of 88.0% as of June 30, 2021, an increase from 86.2% a year ago. The well-positioned centers in our multi-tenant portfolio are desirable real estate in good communities where people want to shop. Our team's hard work and the quality of our real estate resulted in an uptick in leasing demand from new and existing tenants and delivered strong results in the second quarter. We have executed ten new leases that are expected to add $1.4 million of new annualized straight-line rent over time as rent commences. We are also building a robust leasing pipeline that, if definitive agreements are executed, will result in an additional $1.2 million of new annualized straight line rent and add 72,000 square feet and would increase net occupancy in this portfolio to 89.1%.

Donald Foster and Stephanie Drews have been leading our leasing initiative in the multi-tenant portfolio. Since they joined our team in the fourth quarter of last year, occupancy in the multi-tenant portfolio has seen a net increase of 139,000 feet of leased space. Our current executed and pipeline leases would, if fully executed, double this growth and increase the total occupancy in this portfolio by 4.4% since they joined the team. Not only have we signed quality tenants, such as two 10-year Burlington Coat Factory leases, we have also renewed over 600,000 square feet of leases in 2021 totaling over $7.7M in annual rent. I am very pleased with the direction this portfolio is headed and the contribution it has made to our performance this quarter.

Moving to our balance sheet, we have minimal near-term debt maturities in our capital stack and reduced our Net Debt to EBITDA to 7.4X this quarter from 8.3X last quarter. 90% of our debt matures in 2025 or later and our weighted average debt maturity has increased by two full years to 5.3 years from 3.3 years in the same quarter of 2020. At the same time, the weighted average interest rate of our debt has decreased by 10 basis points to 3.7%. 91.4% of our debt is fixed-rate, locking in rates in an environment of historically low interest rates. We constantly monitor our balance sheet and the markets for opportunities to improve and enhance our capital structure.

We executed on one such opportunity in the second quarter. We completed the issuance of $240 million in principal amount of investment grade rated ABS notes, with a weighted-average interest rate of 2.9% and a weighted-average debt maturity of 8.9 years. The note proceeds were used to repay $75 million of near-term maturing mortgage debt, t a 5.5% interest rate, and also pay down $80 million on our credit facility. The remainder was used to fund subsequent debt pay downs, which freed up cash on hand to fund third quarter acquisitions The notes, along with notes we previously issued under the same master indenture, are secured by a diversified pool of 357 net-leased, necessity-based single tenant properties. This issuance demonstrates our ability to actively manage debt maturities and take advantage of the historically low interest rate environment.

Finally, last quarter we collected 100% of the original cash rent payable for the second quarter in a row. Consistent with prior quarters, all rent collection percentages are calculated using the original rent we would have expected to receive before COVID started as the denominator. The numerator includes cash rent and deferred rent payments received during the quarter. Excluding the impact of deferred rent payments, we collected 99% of the original cash rent due in the total portfolio during the second quarter.

AFIN had an excellent quarter in all measures. From strong leasing in the multi-tenant portfolio and growth in per-share AFFO to the low-cost ABS issuance and decreasing Net Debt to Adjusted EBITDA by almost one full turn, we delivered results that meaningfully improve AFIN's balance sheet and credit profile.

I'll turn it over to Jason to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. Second Quarter 2021 revenue was $81.6 million, up from $79.2 million in the First Quarter of 2021 and an 8.9% increase from the $74.9 million in the Second Quarter of 2020. The company's Second Quarter GAAP net loss attributable to common stockholders was $7.4 million that's compared to net losses of $9.4 million in the First Quarter of '21 and $21.8 million in the Second Quarter of 2020. NOI was $68.2 million, a $2.5 million increase from the $65.7 million we recorded for last quarter and a 9.3% increase over the $62.4 million of NOI we reported in the Second Quarter of 2020. For the Second Quarter of '21, our FFO attributable to common stockholders was $25.1 million, or $0.23 per share, compared to $0.21 per share for the same period in 2020, a 9.5% increase. Second Quarter AFFO increased 35% to $28.7 million or $0.26 per share, compared to $0.20 per share in the Second Quarter of 2020. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

Building on Mike's Balance Sheet comments, we ended the Second Quarter with net debt of $1.7 billion at a weighted-average interest rate of 3.7% and net debt to gross asset value of 38.4%. The components of our net debt include $155.7 million drawn on our credit facility, $1.7 billion of outstanding secured debt and cash and cash equivalents of $137.1 million. The amount drawn under our credit facility represents the majority of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $389.7 million, that's based on our June 30th cash balance and borrowing availability. The Company distributed $23.1 million in common dividends to shareholders in the quarter, or $0.21 per share.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

We achieved excellent results for the second quarter, both in our financials and the high level of activity across the company. Our portfolio is reliably among the strongest in our sector, and we continue to maintain our steady and deliberate approach to growth via high-quality, accretive acquisitions. The single-tenant and multi-tenant properties in our portfolio complement each other and result in what we believe to be a stronger retail portfolio than either segment on its own. We are focused on continuing to strengthen our balance sheet and working towards obtaining an investment grade credit rating. We believe this will facilitate additional capital structure diversification, which may include accessing the equity and unsecured debt capital markets, to further de-risk the Company's balance sheet. I am very excited about the direction that AFIN is heading and look forward to answering any questions you have.

Operator, please go ahead and open the line for Q&A.

Question-and-Answer Session